News Release


                          FOR:              ELJER INDUSTRIES, INC.

                          APPROVED BY:      Edward W. Fordyce, Jr.
                                            Vice President - General Counsel
                                            (214) 407-2600
For Immediate Release
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                          CONTACT:          Morgen-Walke Associates
                                            Lynn Morgen/June Filingeri
                                            (212) 850-5600
                                            Ken Pieper (214) 701-8851


              ELJER REPORTS APPEALS COURT RULING IN KOWIN SUIT


       DALLAS, Texas, February 3, 1994 -- Eljer Industries, Inc. (NYSE:ELJ) today announced that the federal appeals court in Chicago affirmed substantially all of a previously-announced arbitration award in favor of Kowin Development Company and against the Company's wholly-owned subsidiary, Eljer Manufacturing, Inc. The appeals court vacated a portion of the damagesmillion which, together with the Company's estimate of approximately $725,000 charges, will reduce the aggregate award of damages, interest and attorneys' fees from approximately $13.2 million to approximately $11.5 million. The Company previously posted $13.2 million cash in lieu of an appeal bond against any payments it might ultimately owe in this litigation. The arbitration award and related costs were included in a charge against earnings in 1992.

       The Company is presently analyzing the appeals court decision. Scott G. Arbuckle, President and Chief Executive Officer of the Company stated, "We are disappointed with the outcome of this matter. The liability for the arbitration award is one of the major items for which Eljer is seeking reimbursement in its pending lawsuit against Household International, Inc."

       The arbitration concerned claims against Household Manufacturing, Inc., the predecessor to the Company's Eljer Manufacturing subsidiary, relating to a failed joint venture in the People's Republic of China to manufacture and sell files. Household Manufacturing's interest was sold in not involve any of Eljer Manufacturing's current business operations.

       Eljer Industries, Inc. is a leading manufacturer and marketer of high quality building products, including plumbing, heating and ventilating products, for the residential and commercial construction, remodeling and repair, and do-it-yourself markets.

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                        (LETTERHEAD OF MORGEN-WALKE)